ASSIGNMENT AND ASSUMPTION OF ASSET PURCHASE AGREEMENT


          THIS ASSIGNMENT AND ASSUMPTION OF ASSET PURCHASE AGREEMENT (the "Assignment") made and entered into as of the 31st day of March, 1995, by and between Marion, Inc., a South Carolina corporation ("Marion") and Decotech, L.C., a South Carolina limited liability company ("Assignee").

          WHEREAS, Marion and Texfi Industries, Inc., a Delaware corporation ("Texfi") are parties to that Asset Purchase Agreement dated February 10, 1995 (the "Purchase Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Purchase Agreement); and

          WHEREAS, Marion desires to assign, in connection with the winding up and dissolution of its business, all of its rights and obligations under the Purchase Agreement to Assignee, and Assignee desires to acquire the rights and assume and perform the obligations and duties of Marion thereunder; and

          WHEREAS, pursuant to Section 11.4 of the Purchase Agreement, the consent of Texfi is required in order for Marion to assign its rights and obligations under the Purchase Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Marion hereby transfers and assigns to Assignee all of Marion's rights, and delegates to Assignee all of Marion's obligations, under the Purchase Agreement.

          2. Assignee hereby accepts the assignment from Marion of all of Marion's rights under the Purchase Agreement and hereby agrees to perform all of Marion's obligations and assume all of Marion's liabilities arising under the Purchase Agreement, as though Assignee had been named as "Buyer" thereunder, including, without limitation, those set forth in Article VIII of the Purchase Agreement.

          3. Assignee makes the following representations and warranties to Texfi:

              (a) Organization of Assignee. Assignee is duly organized, validly existing and in good standing under the laws of the State of South Carolina, has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

          (b) Authorization. Assignee has all necessary power and authority and has taken all action necessary to enter into

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this Agreement, to execute the Subordinate d Promissory Note, to consummate the transaction s contemplate d by the Purchase Agreement and to perform its obligations thereunder, and no other proceedings n the part of Assignee are necessary to authorize this Agreement or the transaction s contemplate d by the Purchase Agreement. This Agreement, the Subordinate d Promissory Note and the other documents to be executed by Assignee in connection with the Purchase Agreement have been or will be duly executed and delivered by Assignee and said documents and the Purchase Agreement are, or when duly executed will be, legal, valid and binding obligations of Assignee, enforceable against it in accordance with their respective terms, except as such enforceabil ity may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

              (c) No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, the Subordinated Promissory Note nor the consummation of the transactions contemplated by the Purchase Agreement will result in (i) a violation of or a conflict with any provision of the Articles of Organization or Operating Agreement of Assignee, (ii) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Assignee is a party, which breach or default would have a material adverse effect on the business or financial condition of Assignee, taken as a whole, or its ability to consummate the transactions contemplated by the Purchase Agreement or (iii) a violation by Assignee of any Laws, which violation would have a material adverse effect on the business or financial condition of Assignee, taken as a whole, or its ability to consummate the transactions contemplated by the Purchase Agreement.

              (d) Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any government or Authority, or any other person or entity, is required to be made or obtained by Assignee in connection with the execution, delivery and performance of this Agreement, the Purchase Agreement, the Subordinated Promissory Note or the consummation of the transactions contemplated by the Purchase Agreement.

              (e) Brokers. Except for Bainbridge, Connolly & Leopold, Inc., the fees for which are to be paid by Marion or Assignee, Assignee has not retained any broker, finder, investment banker, or financial advisor in connection with this Agreement or the Purchase Agreement or any transaction contemplated thereby, to which Texfi may be held liable for any fees or other compensation.

          4.  This Assignment shall be construed in accordance with the


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laws of the State of North Carolina and shall be binding upon and  adhere to the benefit of any assignee or successor to the respective parties hereto.

          IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed by their duly authorized representatives as of the date first above written.


                                  MARION, INC.


                                  By: /S/ L. Terrell Sovey, Jr.
                                      L. Terrell Sovey, Jr.
                                      Incorporator


                                  DECOTECH, L.C.

                                  By: Management Advisory Services,
                                  Inc., Manager


                                  By: /S/ L. Terrell Sovey, Jr.
                                      L. Terrell Sovey, Jr.
                                      President


          Texfi hereby consents to the assignment of rights and obligations under the Purchase Agreement from Marion to Assignee as provided herein.

                                  TEXFI INDUSTRIES, INC.


                                  By: /S/ Dane L. Vincent
                                  Title: Vice President Finance,
                                         Treasurer



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